Exhibit 10.6

Contract to Implement International Management System for Madieer Hotel Group

with the Application of the Blockchain Technology

Party A: UBI Hong Kong Blockchain Internet Ltd (“UBIHK)

Legal representative or person in charge: Tony Liu

Location: Cyberport in Hong Kong

Party B: Harbin Madieer Hotel Group Co., Ltd.

Legal representative or person in charge: Ruiqiang Liu

Location: District, Harbin

Under the relevant rules and regulations of “Contract Law of the People’s Republic of China”, the above parties have reached a consensus to sign this contract within the meaning of a prior signed strategic framework agreement.

1.	Title of the Project: Implementation of International Management System Based on Blockchain Technology for Madieer Hotel Group.

2.	The Current Status, Reality and Trends Domestically and Abroad for Technology Development Like This Project:

Since its birth in 2009, the blockchain technology started to be gradually highly valued by 2014. The first year in which the technology started to be officially implemented in commerce and industry is 2018. As the blockchain is a disruptive technology that affects the work and life of human beings, it has a wide range of applications and vast potentials in the future, and it will be an era of the blockchain in the coming decade or even longer in the time to come!

3. This is the technical level of the development achievement should reach:

As Party A is in the world’s leading edge of the blockchain technology, this project is considered reaching the international standards. In view of the continuous development of the blockchain technology, Party A is expected to provide Party B with technology upgrading services, so as to keep this project in the world’s leading edge.

4. The Project Falls into Three Phases:

Phase I: The Blockchain Tracking System 2018. The time frame shall be August 2018 to July 2019.

Project Standards: Based on the blockchain distributed ledger, and smart contracts, an alliance chain shall be established for the monitoring and control of safety and quality of the hotel management process including raw material logistics, up to customer service. The whole process can be tracked with its time stamps so that customers staying in the hotel will feel like at home, making the first hotel with transparent management that will have traveler feeling like staying at their own home!

Phase II: The Blockchain Super System 2019. The time frame shall be from January 2019 to December 2019.

Project Standards: Combined with the ERP system, the blockchain technology shall upgrade Party B’s quality, safety, and management standards for the hotels from multiple dimensions. Specifically, to make Party B a top notch hotel group in China’s hotel industry, or even a worldwide reputed enterprise in terms of six dimensions, namely, hotel cashflow management, a full supply chain, information access, logistics, human resources, and the cultural branding.

Phase III: Blockchain Intelligent System 2020. The time frame shall be from January 2020 to December 2020.

Project Standards: Smart development of the hotels. It is the direction and mega trend in the next ten years to build smart hotels. The combination of the blockchain technology and other modern technologies such as the artificial intelligence shall bring hope and feasibility for such goals. The core of the Blockchain Intelligent System 2020 is the blockchain technology, incorporating other high techs such as the artificial intelligence (“AI”), the augmented reality (“AR”), the virtual reality (“VR”), Internet of Things (“IoT”), robotics, 3D printing and drones. Smart hotels are thus created.

5. The Terms of the Contract: Investment of one million RMB (￥1,000,000) for Phase I., i.e. for the Blockchain Tracking System 2018.

6. Development and Payment for Phase I.

Period 1. Project due diligence and structural design. Time frame: from September – October, 2018.

Party B shall pay ￥400,000 RMB to Party A within seven days upon signing of the contract. Party A’s project team shall be on site at Party B’s locations to do research and inspection, in order to fully understand Madieer Group’s needs in improving management standards, the key requirements of quality and safety control, the upstream and downstream supply chain, logistics, customer market and channels, so that the blockchain language can be translated into a system to satisfy hotel service needs. A structural design shall be completed. The work for this period shall be completed within 60 days after payment is received. The next period of work shall be started after a consensus between the Parties is reached.

Period 2. The design and building of the designed technology system. Time frame shall be from November to December, 2018.

The phase of work results after mutual agreement, party A began the project technical system design and construction Work to complete. Before December, 2018, party B shall make a second payment of ￥300,000 to Party A. After the second payment is received by party A, the project team and the training personnel shall work on the system installation, fine tuning, and operation training for Party B.

Period 3. Project installation, training and post installation service. Time: January to July, 2019.

January 5, 2019 the Project Team will arrive at Party B’s location for on-site installation, and technical training. It takes 20 days to complete the Installation work, and 7 days for training work. Project Team to provide Party with one-year Level 1 Service, 5 times Level 2 Service, and twice Level 3 Service. Upon completion of the Project, Party A and Party B has finished Project turn over, Party B shall pay￥300,000 of the balance of the Project to Party A before July 31, 2019.

7． Confidentiality Clause

Party A and Party B (the “Parties”) are obligated to keep confidentiality to the technology material in the contract within the valid period of the contract.

The Parties shall, within three years upon completion of the contract, undertake the obligation of confidentiality to the following technology data: The Blockchain Tracking System 2018, The Blockchain Super System 2019, The Blockchain Intelligent System 2020.

8. Liabilities of the Contract Breach:

(1)	In case either party defaults in its obligation pursuant to the contract, resulting in delay, suspension, or failure in the research and development of the contract, the liable Party shall pay a breach penalty to the other Party in an amount equal to 5% of the contract amount;

(2)	In case of nonfeasance or failure to fulfill its obligation in the contract by either party, the liable party shall pay a penalty to the other party in an amount equal to 5% of the contract investment;

(3)	Either party that violates its responsibility of confidentiality, the liable party shall pay a penalty to the other party in an amount equal to 5% of the contract investment and pay for damage if such violation results in a damage.

10.Risk Sharing by Both Parties in the Contract Cooperative Development

In the process a fulfilling this cooperative development contract, if insurmountable technical difficulties arises from Party A causing the failure or partial failure in the research and development, such risk responsibility shall be born by Party A, which shall refund the fee received for such research and development. If the failure or partial failure in the research and development is caused by Party B’s inability to cooperate up to what is required, Party B shall bear the risk responsibility, and therefore the fee paid to Party A shall not be refunded.

11. With respect to the second system, the Block Chain Super System 2019 and the third system, the Block Chain Intelligent System 2020, Party A and Party B will negotiate and sign a supplemental agreement to define the next steps after an evaluation of the performance of first project, the Blockchain Tracking System 2018, based on its completed implementation.

12. Both Parties hereto confirm this cooperation and sign the Contract, Party A are willing to cooperate and provide its opinions regarding Party B’s public listing, and provide listing plan for the both Parties to discuss.

13．Solutions to disputes on the contract. In the process of executing this contract, in case of disputes, Party A and Party B shall resolve through amicable negotiation. If a consensus cannot be reached, then the dispute(s) may be submitted to Beijing International Arbitration Agency or a People’s Court at Party B’s location for a resolution.

14．Explanations of nouns and terms

This Contract is executed in triplicate, effective from the date of signature and seal of the parties.

Party A:	UBI Hong Kong Blockchain Internet Ltd.(UBIHK)

Signed:	/s/ Tony Liu	(Seal)

Date:	8/26/2018

Location:	Harbin

Party B:	Harbin Madieer Group Co., Ltd.

Signed:	/s/ Ruiqiang Liu	(Seal)

Date：	8/26/2018

Location：	Harbin